Exhibit 99.1
FOR IMMEDIATE RELEASE

THE WALT DISNEY COMPANY TO PURCHASE REMAINING STAKE IN HULU FROM COMCAST
BURBANK, Calif., November 1, 2023—The Walt Disney Company (NYSE: DIS) announced today that it will acquire the 33% stake in Hulu, LLC held by Comcast Corp.’s (NASDAQ: CMCSA) NBC Universal (NBCU), following Comcast’s November 1 exercise of its right under the put/call arrangement between the two companies. The acquisition of Comcast’s stake in Hulu at fair market value will further Disney’s streaming objectives.
Under the terms of the put/call arrangement, by December 1, Disney expects it will pay NBCU approximately $8.61 billion, representing NBCU’s percentage of the $27.5 billion guaranteed floor value for Hulu that was set when the companies entered into their agreement in 2019 minus the anticipated outstanding capital call contributions payable by NBCU to Disney. Under the appraisal process agreed to by Disney and Comcast, Hulu’s equity fair value will be assessed as of September 30, 2023, and if the value is ultimately determined to be greater than the guaranteed floor value, Disney will pay NBCU its percentage of the difference between the equity fair value and the guaranteed floor value. While the timing of the appraisal process is uncertain, we anticipate it should be completed during the 2024 calendar year.

Contacts:
David Jefferson
Corporate Communications
(818) 560-4832
david.j.jefferson@disney.com

Mike Long
Corporate Communications
(818) 560-4588
mike.p.long@disney.com

Alexia Quadrani
Investor Relations
(818) 560-6601
alexia.quadrani@disney.com